EXHIBIT 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Exec. V.P.,CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Manager, Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, May 18, 2006

GLIMCHER ANNOUNCES URBAN VILLAGE DEVELOPMENT IN SCOTTSDALE, ARIZONA

New Joint Venture Formed, Ground Lease Executed

COLUMBUS, OH - May 18, 2006 - Glimcher Realty Trust, (NYSE: GRT), one of the country’s premier retail REITs, today announced the formation of a joint venture (the “Venture”) with the Wolff Company and Vanguard City Home to develop Scottsdale Crossing, a project that will include approximately 650,000 square foot of premium retail and office space in the heart of Scottsdale, Arizona. The project is anticipated to create a dynamic, outdoor urban environment that will feature sophisticated architectural design, comfortable pedestrian plazas, a grand central park space, and a variety of upscale shopping, dining and entertainment options. The planned project also includes a hotel and residential component that will be developed independently from the retail and office space by The Wolff Company and Vanguard City Home.

The Venture entered into a long-term ground lease for property located on the intersection of Greenway-Hayden Loop and Scottsdale Road on which a portion of the project will be constructed. All significant zoning and entitlements for the site are currently in place.

Glimcher owns a 50% interest in the Venture. Glimcher will also operate and lease the project under a separate management agreement. Opening of the approximately $200 million development is anticipated during 2009.

Michael P. Glimcher, President and CEO stated, “Investing in a project of Scottsdale Crossing’s caliber is consistent with our goal of enhancing portfolio quality, especially as we look to redeploy proceeds from the sale of non-strategic assets. We are also pleased to announce our relationship with the Wolff Company and Vanguard City Home, highly respected and experienced real estate partners with proven track records for success.”

“We are excited to have Glimcher as our venture partner and development manager for the retail and office component of this mixed use village. The Venture further enhances the evolution of our plans for the redevelopment of this exciting property,” stated Tim Wolff, Co-President of The Wolff Company.

Glimcher Realty Trust
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About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

About Wolff Company

The Wolff Company is a third generation family owned and operated group of companies involved in the development, acquisition, brokerage and management of investment properties.

About Vanguard City Home

Vanguard City Home is a leading residential development of upscale condominium communities.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, failure of the Company to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, failure of the Company to qualify as a real estate investment trust (“REIT”), termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

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